UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012

ACACIA RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Newport Center Drive, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 480-8300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective January 12, 2012, the Board of Directors of Acacia Research Corporation (the “Company”) appointed Robert L. Harris, II, age 53, as Executive Chairman of the Company and appointed Paul R. Ryan, age 66, as President and Chief Executive Officer of the Company.

Mr. Harris served as President of the Company from July 2000 to January 2012. Mr. Harris previously served as President and a director of Entertainment Properties Trust, a publicly traded entertainment, recreation and specialty real estate company which Mr. Harris founded, from 1997 to July 2000. Mr. Harris led the International Division and served as Senior Vice President of AMC Entertainment, Inc., a publicly traded theatrical exhibition company, from 1993 to 1997, and served as President of Carlton Browne and Company, Inc., a holding company and trust with assets in real estate, insurance and financial services, from 1984 to 1992.

Mr. Ryan served as Chief Executive Officer of the Company from January 1997 to January 2012 and has served as Chairman of the Board since April 2000. Mr. Ryan previously served as President of the Company from January 1997 to July 2000, as Executive Vice President and Chief Investment Officer of the Company from 1996 to 1997 and as Vice President, Capital Management, of the Company from 1995 to 1996. Mr. Ryan was formerly a co-founder and general partner of the American Health Care Fund, L.P., held positions with Young & Rubicam, Ogilvy & Mather, and Merrill Lynch and was a private venture capital investor. Mr. Ryan received a B.S. degree from Cornell University and attended the New York University Graduate School of Business.

Neither Mr. Harris nor Mr. Ryan has any family relationship with any of the Company’s directors or executive officers, and the Company has not entered into any transactions with either of Mr. Harris or Mr. Ryan that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 12, 2012	ACACIA RESEARCH CORPORATION

	By:	/s/ Clayton J. Haynes
Clayton J. Haynes
Chief Financial Officer

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